Exhibit 99.2

Contact:

Media Line

T 502-627-4999

F 502-627-3629

January 11, 2016

KU to invest nearly $700 million to meet EPA’s new Coal Combustion Residuals Rule

(LEXINGTON, Ky.) – Kentucky Utilities Company announced today that it plans to cap and close its remaining coal ash ponds at E.W. Brown and Ghent Generating Stations and at the now-retired Green River, Pineville and Tyrone coal-fired power plants.

The details of the plans will be laid out in the utility’s environmental compliance plan, which will be submitted to the Kentucky Public Service Commission on Jan. 29. The $678 million plan is necessary to meet the environmental regulations required by the U.S. Environmental Protection Agency, including the Coal Combustion Residuals Rule (CCR) that became effective late last year.

The EPA’s CCR Rule established new requirements for the disposal of the byproducts left over after coal is safely burned to make electricity.

In order to make these operational changes, KU will seek Certificates of Public Convenience and Necessity from the KPSC to begin construction projects, and receive approval of the environmental compliance plan. The projects, which ensure that KU meets the CCR and Mercury and Air Toxics Standards (MATS) rules, include additional mercury control systems, ash pond closures, construction of process-water facilities and the second phase of the Brown landfill.

The EPA determined that coal combustion residuals are non-hazardous materials and can continue to be beneficially used to make certain authorized products and for specific uses. The CCR Rule additionally established new standards that are expected to require over the next three years commencing, or completing in some cases, the closure of ash ponds and some other on-site wet storage sites that contain coal byproducts. KU expects to begin these latest investments in the environmental improvements in 2016 and continue through 2023.

“We have managed our coal combustion residuals in a safe and compliant manner for decades; however, as regulations change, so must our operations,” said Paul W. Thompson, chief operating officer. “We extensively studied our compliance options under the new rule and determined the lowest reasonable cost option would mean capping and closing our existing ash ponds while continuing to beneficially use byproducts in a safe and practical manner that continues to meet the new requirements.”

For many years, KU beneficially reused as much of the coal byproducts produced by the facilities as economically reasonable given the demand for such applications. For example, in the last year more than 25 percent of the byproducts produced at Ghent and Trimble stations were beneficially reused offsite to create products such as concrete, wallboard and fertilizers.

KU and sister utility, Louisville Gas and Electric Company, have been moving toward dry storage facilities for a number of years. Ghent and Mill Creek stations already use dry storage facilities, and the utilities are well underway to capping and closing the former dry special waste landfill and ash pond located at the now-retired Cane Run coal-fired power plant. Dry storage site facilities at Brown, expected to be in service in 2016, and Trimble County stations also have been approved by the KPSC.

###

Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 400,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 543,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.